UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 12, 2011

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2011, Solta Medical, Inc., a Delaware corporation (“Solta”), entered into a stock purchase agreement (the “Purchase Agreement”) with Medicis Pharmaceutical Corporation (“Medicis”) pursuant to which Solta agreed to acquire from Medicis all the outstanding shares of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.) (“LipoSonix”), subject to the terms and conditions contained therein. In connection therewith, a separate subsidiary of Medicis has agreed to transfer certain assets and assign certain agreements related to LipoSonix (collectively, the “Transaction”).

Summary of the terms of the Purchase Agreement:

Consideration; Contingent Payments. At the closing of the Transaction, Solta will pay to Medicis $15 million in cash, subject to certain adjustments based on the working capital of LipoSonix at the closing.

In addition, Solta has agreed to pay to Medicis the following contingent payments, subject to the terms and conditions of the Purchase Agreement:

(i)	a one-time cash payment of up to $20 million upon approval by the U.S. Food and Drug Administration of a specified LipoSonix product prior to October 1, 2012; and

(ii)	additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products.

In addition, at the closing of the Transaction, Solta will assume the contingent payment obligations of Medicis with respect to the former shareholders of LipoSonix, Inc. pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix, Inc. and the other parties thereto dated as of June 16, 2008.

Indemnification and Right to Set-off. The Purchase Agreement provides that, following the closing, Medicis will indemnify Solta for breaches of Medicis’ representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations set forth therein, including, among other things, limitations on the period during which Solta may make claims for indemnification and limitations on the amounts for which Medicis may be liable. The Purchase Agreement further provides that, subject to certain limitations, Solta will be entitled to offset its indemnifiable losses against future contingent payments payable to Medicis under the Purchase Agreement.

The Purchase Agreement further provides that, following the closing, Solta will indemnify Medicis for breaches of Solta’s representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations in the Purchase Agreement.

Representations, Warranties and Covenants. The Purchase Agreement contains customary representations, warranties and covenants of Medicis and Solta.

Closing Conditions. The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the absence of any law, regulation, order or injunction prohibiting the Transaction. Each party’s obligation to consummate the Transaction is subject to certain other conditions, including the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard) and material compliance by the other party with its obligations under the Purchase Agreement. The closing of the Transaction is not subject to approval by the stockholders of Medicis or Solta or to any financing condition.

Termination. The Purchase Agreement contains certain customary termination rights for both Medicis and Solta.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. Solta expects to file a copy of the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending September 30, 2011.

A copy of the press release announcing the execution of the Purchase Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Loan and Security Agreement

In connection with the Transaction, Solta entered into the Sixth Amendment (the “Amendment”) to its Loan and Security Agreement with Silicon Valley Bank dated as of March 9, 2009, as amended from time to time. The Amendment authorized execution, delivery and performance by Solta of the Purchase Agreement.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. Solta expects to file a copy of the Amendment as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending September 30, 2011.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated September 13, 2011, announcing the execution of the Stock Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solta Medical, Inc.

By:	/s/ John F. Glenn
John F. Glenn Chief Financial Officer

Date: September 15, 2011